Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Tix Corporation (formerly Cinema Ride, Inc.)
We hereby consent to the inclusion in the foregoing Registration Statement on Form S-8 of Tix Corporation, formerly known as Cinema Ride, Inc., of our report dated March 23, 2006, on the consolidated financial statements of Tix Corporation as of December 31, 2005 and 2004 and for the years then ended which appears in the Tix Corporation annual report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2006.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Los Angeles, California
February 9, 2007